UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Credit Agreement and Revolving Loan Credit Agreement

On March 26, 2018 (the “Closing Date”), HTG Molecular Diagnostics, Inc. (“we” or the “Company”) entered into (i) a Credit and Security Agreement (Term Loan) (the “Term Loan Credit Agreement”), by and among the Company, the lenders party thereto from time to time and MidCap Financial Trust (“MidCap”), as agent, and (ii) a Credit and Security Agreement (Revolving Loan) (the “Revolving Loan Credit Agreement,” and together with the Term Loan Credit Agreement, the “Credit Agreements”), by and among the Company, the lenders party thereto from time to time and MidCap, as agent.

The Term Loan Credit Agreement provides a secured term loan facility in an aggregate principal amount of up to $20.0 million. The Company borrowed the first advance of $7.0 million (“Tranche 1”) on March 26, 2018. Under the terms of the Term Loan Credit Agreement, the second advance of $13.0 million (“Tranche 2”) will be available to the Company on or before September 30, 2019, subject to the Company’s satisfaction of certain conditions described in the Term Loan Credit Agreement, including (a) the Company achieving the first commercial sale of an FDA-approved diagnostic assay utilizing next generation sequencing under our Master Assay Development, Commercialization and Manufacturing Agreement with QIAGEN Manchester Limited, and (b) delivery to MidCap of subordination documents in respect of our outstanding convertible promissory note issued to QIAGEN North American Holdings, Inc. (the “QIAGEN Convertible Note”) (or the satisfaction of alternative arrangements as provided in the Term Loan Credit Agreement, as described below).

Tranche 1 was used to repay in full all outstanding amounts and fees due under our Loan and Security Agreement (the “Growth Term Loan”), as amended, with Oxford Finance LLC and Silicon Valley Bank. Pursuant to the Growth Term Loan, the Company repaid principal and interest in an aggregate amount equal to approximately $4.25 million (inclusive of collateral agent legal fees) and prepayment fees in an aggregate amount equal to approximately $35,000. All obligations under the Growth Term Loan have terminated. The proceeds remaining from Tranche 1 and, if borrowed, the proceeds from Tranche 2, are expected to be used for working capital and general corporate purposes.

Tranche 1, and if borrowed Tranche 2, each bear interest at a floating rate equal to 7.25% per annum, plus the greater of (i) 1.25% or (ii) one month LIBOR. Interest on each term loan advance is due and payable monthly in arrears. Principal on each term loan advance is payable in 36 equal monthly installments beginning April 1, 2020 until paid in full on March 1, 2023. Prepayments of the term loans under the Term Loan Credit Agreement, in whole or in part, will be subject to early termination fees in an amount equal to 3.0% of principal prepaid if prepayment occurs on or prior to the first anniversary of the Closing Date, 2.0% of principal prepaid in prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and 1.0% of principal prepaid if prepayment occurs after the second anniversary of the Closing Date and prior to or on the third anniversary of the Closing Date. In connection with execution of the Term Loan Credit Agreement, the Company paid MidCap a $100,000 origination fee.

Upon termination of the Term Loan Credit Agreement, the Company is required to pay an exit fee equal to 4.50% of the principal amount of all term loans advanced to the Company under the Term Loan Credit Agreement.

The Term Loan Credit Agreement requires that the Company deliver subordination documents with respect to the QIAGEN Convertible Note, or that the QIAGEN Convertible Note otherwise be converted or prepaid, on or before June 30, 2018. If none of such events occurs by such date, the Company must deposit approximately $3.3 million into an escrow account by July 15, 2018. Such escrowed funds will be released to the Company upon subsequent delivery of the requisite subordination documents or conversion of the QIAGEN Convertible Note. If neither delivery of the subordination documents or conversion of the QIAGEN Convertible Note occurs, such funds will be applied by the escrow agent to repay in full the QIAGEN Convertible Note at maturity (or in connection with a prepayment at the direction of the Company), subject to (i) the Company having drawn Tranche 2, (ii) the Company satisfying a liquidity requirement of $20 million and (iii) there being no default under the Credit Agreements.

The Revolving Loan Credit Agreement provides a secured revolving credit facility in an aggregate principal amount of up to $2.0 million. The Company may request an increase in the total commitments under the Revolving Loan Credit Agreement by up to an additional $8.0 million, subject to agent and lender approval and the satisfaction of certain conditions. Availability of the revolving credit facility under the Revolving Loan Credit Agreement will be based upon a borrowing base formula and periodic borrowing base certifications valuing certain of the Company’s accounts receivable and inventory, as reduced by certain reserves, if any. Further, initial availability of the revolving credit facility is conditioned upon completion of an initial borrowing base audit, and the establishment of certain lockbox arrangements by May 10, 2018. There were no amounts outstanding under the Revolving Loan Credit Agreement on the Closing Date. The proceeds of any loans under the

Revolving Loan Credit Agreement may be used for working capital and general corporate purposes.

Loans under the Revolving Loan Credit Agreement accrue interest at a floating rate equal to 4.25% per annum, plus the greater of (i) 1.25% or (ii) one month LIBOR. Accrued interest on the revolving loans will be paid monthly and revolving loans may be borrowed, repaid and re-borrowed until March 1, 2023, when all outstanding amounts must be repaid. Subject to certain exceptions, termination or permanent reductions of the revolving loan commitment under the Revolving Loan Credit Agreement will be subject to termination fees in an amount equal to 3.0% of the commitment amount terminated or reduced if such termination or reduction occurs on or prior to the first anniversary of the Closing Date, 2.0% of the commitment amount terminated or reduced if such termination or reduction occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and 1.0% of the commitment amount terminated or reduced if such termination or reduction occurs after the second anniversary of the Closing Date and prior to or on the third anniversary of the Closing Date.

In connection with the Revolving Loan Credit Agreement, the Company is required to pay customary fees, including an origination fee of 0.50% of the original commitment amount at closing (and an equivalent origination fee with respect to any increased commitments at the time of the applicable increase), a monthly unused line fee of 0.50% per annum based upon the average daily unused portion of the revolving credit facility and a monthly collateral management fee of 0.50% per annum based upon the average daily used portion of the revolving credit facility. The Company is also required to maintain a minimum drawn balance of not less 20% of availability under the revolving line. If the Company does not maintain such minimum drawn balance, it is required to pay monthly interest and fees as if an amount equal to 20% of availability had been drawn down under the revolving line.

The Company’s obligations under the Credit Agreements are secured by a security interest in substantially all of its assets, excluding intellectual property (which is subject to a negative pledge). Additionally, the Company’s future subsidiaries, if any, may be required to become co-borrowers or guarantors under the Credit Agreements.

The Credit Agreements contain customary affirmative covenants and customary negative covenants limiting the Company’s ability and the ability of the Company’s subsidiaries, if any, to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, repurchase stock and make investments, in each case subject to certain exceptions. Commencing with the calendar quarter ending on the later of (a) March 31, 2019 and (b) the last day of the calendar quarter in which Tranche 2 is funded, the Company must also comply with a financial covenant relating to trailing twelve-month minimum Net Revenue requirements (as defined in the Credit Agreements), tested on a quarterly basis.

The Credit Agreements also contain customary events of default relating to, among other things, payment defaults, breaches of covenants, a material adverse change, delisting of the Company’s common stock, bankruptcy and insolvency, cross defaults with certain material indebtedness and certain material contracts, judgments, and inaccuracies of representations and warranties. Upon an event of default, agent and the lenders may declare all or a portion of the Company’s outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the agreement. During the existence of an event of default, interest on the obligations could be increased by 3.0%.

The Company agreed to issue warrants to purchase shares of the Company’s common stock upon the drawdown of each term loan advance under the Term Loan Credit Agreement in an aggregate amount equal to 2.0% of the amount drawn, divided by the exercise price per share for that tranche. The exercise price per share is equal to 1.5 times the volume-weighted average closing price of the Company’s common stock for the ten business days immediately preceding the business day before the issue date. As a result of Tranche 1, the Company issued warrants to purchase an aggregate of 18,123 shares of the Company’s common stock, at an exercise price equal to $7.73 per share. The warrants are immediately exercisable and expire on the earlier to occur of the tenth anniversary of the respective issue date or, in certain circumstances, the closing of a merger, sale or other consolidation transactions in which the consideration is cash, stock of a publicly traded acquirer, or a combination thereof.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 1.01 above with respect to the Company’s existing indebtedness under its Loan and Security Agreement with Oxford Finance LLC and Silicon Valley Bank is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial capacity available under our new senior debt facility, the anticipated net proceeds to us from the loans and our anticipated use of the net proceeds from the loans. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that the anticipated financial capacity under the new senior debt facility may not be available when expected, or at all, risks associated with the process of developing, marketing and commercializing our products, the Company’s ability to achieve and sustain sufficient market acceptance, and the capabilities of our product and service solutions to keep pace with rapidly changing technology and customer requirements. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2017. All forward-looking statements contained in this report speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2018	HTG Molecular Diagnostics, Inc.

	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Senior Vice President and Chief Financial Officer